Exhibit 10.1

May 9, 2011

Mr. Brian Lundstrom

5050 Seachase Street

San Diego CA 92130

Dear Brian:

The following letter agreement (“Agreement”) amends, restates, and supersedes in its entirety your original employment offer letter with International Stem Cell Corporation, Inc. (the “Company”) dated November 5, 2009 (the “Prior Agreement”). This Agreement is effective as of May 11, 2011 (the “Effective Date”).

Prior to the Effective Date, you held the position of the Company’s President and Assistant Secretary, reporting to the Chief Executive Officer. From the Effective Date, you will become a regular exempt employee with International Stem Cell Corporation, Inc. (the “Company”) reporting to the Chief Executive Officer (“CEO”). Notwithstanding the definition for this position, you will not be deemed an officer of the company and will not have signing or policy-making authority for the Company.

Your duties and responsibilities will include activities related to the Company’s specific international business development projects that existed on the Effective Date (“Projects”). All such activities shall be under the direct supervision of the CEO or such other executive officer as he may select, and all travel, travel expenses and other expenses (other than routine expenses which employees are customarily allowed to incur without prior approval) shall be subject to prior approval of the CEO or his designated representative, if any.

Subject to the termination provisions set forth below, your employment shall be for a period of twelve months after the Effective Date unless extended by mutual written consent of the parties.

Base Salary and Equity

Following the Effective Date, you shall receive a salary equivalent to $250,000 per annum, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As an employee, you will be eligible to continue to receive the Company’s standard package of employee benefits, including medical and dental insurance, an office, phone, laptop computer and email comparable to what you have been receiving under the Prior Agreement. You agree that this compensation is designed to be full compensation for your services and that nothing herein shall be construed as implying that you will be entitled to any salary increases, bonuses or other incentive compensation, even if such may be paid to other employees of the Company or was previously included in the Prior Agreement.

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You were previously granted options to purchase a total of 3,000,000 shares of the Company’s Common Stock (the “Options”). By executing this agreement, you relinquish the right to exercise any of the Options that have not vested prior to the Effective Date. All Options previously granted that have vested as of the Effective Dates shall remain in full force and effect pursuant to the terms under which they were granted, whether issued under the Company’s Stock Option Plan and Stock Option Agreement, or otherwise. Without limitation, your continued service with the Company under this Agreement will extend the time you have to exercise previously vested Options for as long as you continue service with the Company plus any time as provided for in the Company’s Stock Option Plan.

Designation of Duties

Although your employment with the Company is for a specified term and is not an “At-Will Employment”, a decision by the Company to restrict or lessen your duties at any time, with our without cause, shall not constitute a breach of this Agreement so long as the other obligations of the Company hereunder are maintained.

Conditions to Payments

Anything in this Agreement to the contrary notwithstanding, your entitlement to any and all compensation and benefits hereunder is expressly conditioned on your agreement and acknowledgement that execution and delivery to this Agreement constitutes a waiver and release of claims (a “Release) releasing all claims, known or unknown, that you may have against the Company arising out of or any way related to your employment or termination of employment under the Prior Agreement and the Release shall be material to the Company’s obligation to provide any such compensation and benefits called for under this Agreement. If recommended by counsel for the Company, you shall execute a separate form of Release implementing the intent of this paragraph. Additionally, your entitlement to any and all compensation and benefits is conditioned upon your continued compliance with all of your obligations under this Agreement, including the non-competition and non-solicitation obligations described below.

Covenant Not to Compete; Non-Solicitation

You acknowledge that by virtue of your employment pursuant to this Agreement, you will have access to valuable trade secrets and other confidential business and proprietary information of the Company. Except with the prior written consent of the CEO, you will not, during your employment by the Company, engage in competition with the Company and/or any of its Affiliates, either directly or indirectly in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or otherwise, in any phase of the business of researching, developing, manufacturing, or marketing of products or services which are in the fields of human cell culture or parthenogenetic stem cells or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates.

You shall not, either directly, or through others: (1) hire or participate in the hiring of any individual who is at that time, or who was during the one (1) year immediately prior thereto, an employee, consultant or independent contractor of the Company or any Affiliate; (2) solicit or attempt to solicit any individual who is at that time, or who was during the one (1) year immediately prior thereto, an employee, consultant or independent contractor of the Company or any Affiliate to terminate his or her relationship with the Company or any Affiliate in order to become an employee, consultant or independent contractor to or for any person or business entity; or (3) solicit or attempt to solicit the business of any client, customer, supplier, service provider, vendor, or distributor of the Company or any Affiliate that is at that time, or that was during the one (1) year immediately prior thereto, doing business with the Company or any Affiliate for the purpose of engaging in competition with the Company or any of its Affiliates.

Termination

Notwithstanding the provisions of the foregoing paragraphs of this section, the Company acknowledges that because this Agreement has a fixed term, you may deem it appropriate to seek other employment to commence upon expiration of this Agreement or to terminate this Agreement in order to accept other employment. So long as your activities in this regard do not adversely affect your performance of your duties hereunder or violate any of the covenants herein, you shall be free to pursue alternative employment options in other geographical regions, and the Company will allow you reasonably flexibility in your work schedule to attend interviews or other activities related to such employment pursuit. You will seek and pursue other employment options at your own expense, requesting time off as required by the Company’s policies if the sole reason for your absence is pursuit of other employment.

In the event you wish to accept alternative employment or establish a business of your own during the term hereof, you shall provide the Company at least 30 days notice of such termination and assist in the delegation of your duties to others in the Company. All payments and obligations of the Company hereunder shall terminate upon your voluntary termination hereunder. Termination “For Cause” may be made by the Company only for material breach of your obligations hereunder which either cannot be cured or is not cured after 30 days written notice by the Company or your arrest or indictment for any felony or other crime involving theft or misappropriation of assets or moral turpitude.

Employment Eligibility

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Disclosure

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

Other Agreements

As a condition of your continued employment, you will also be required to continue to comply with an Employee Invention and Confidentiality Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree, pursuant to the Federal Arbitration Act, to resolve such disputes by way of final and binding arbitration; accordingly, (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay the arbitrator’s fees.

As of the Effective Date, this letter agreement contains the complete, final and exclusive agreement between you and the Company relating to the terms and conditions of your employment and compensation, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Company and you, including but not limited to the Prior Agreement.

This letter may not be modified or amended except by a written agreement signed by the CEO of the Company.

Sincerely,

/s/ Andrey Semechkin

Andrey Semechkin

Chief Executive Officer

International Stem Cell Corporation, Inc.

Agreed to and accepted:

Signature:	/s/ Brian Lundstrom	Date: May 11, 2011

Printed Name:	Brian Lundstrom

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